Exhibit 99.1

Qualigen Therapeutics Divests FastPack® Diagnostics Business

All cash deal with Chembio Diagnostics, a US Subsidiary of the French Diagnostics Company BIOSYNEX, SA, solidifies Qualigen’s strategic priority on therapeutics

CARLSBAD, Calif., July 24, 2023 (GLOBE NEWSWIRE) – Qualigen Therapeutics, Inc. (Nasdaq: QLGN), a therapeutics company focused on developing treatments for adult and pediatric cancers with potential for Orphan Drug Designation, announces today that it has sold its FastPack® diagnostics business to Chembio Diagnostics, Inc., an American subsidiary of French diagnostics provider BIOSYNEX Group, a leader in the design and distribution of rapid tests.

The all cash transaction, which closed on July 20, 2023, enables the Company to further streamline operations and enhance its focus with additional capital on its therapeutics pipeline, in particular QN-302, its small molecule G-Quadruplex (G4) selective transcription inhibitor, and its pre-clinical pan-RAS inhibitor platform. QN-302 has strong binding affinity to G4s prevalent in cancer cells and is being developed for the potential treatment of solid tumors including pancreatic cancer, for which it was granted Orphan Drug Designation in January.

Michael Poirier, Qualigen’s Chairman and CEO, commented, “We are proud of the legacy our FastPack® rapid immunodiagnostics system has established by providing patients and doctors with quality laboratory solutions for over two decades. However, as we have transitioned our focus to cancer therapeutics, it is appropriate that we re-align our priorities and resources. BIOSYNEX, with their proven track record in rapid diagnostics, has the expertise and resources to further expand FastPack’s footprint throughout the in vitro diagnostics (IVD) market worldwide. In the meantime, we now have the ability to strengthen our efforts towards advancing our cancer therapeutics portfolio and look forward to reporting further developments soon.”

About Qualigen Therapeutics, Inc.

Qualigen Therapeutics, Inc. is a therapeutics company focused on developing treatments for adult and pediatric cancer. Our investigational QN-302 compound is a small molecule selective transcription inhibitor with strong binding affinity to G4s prevalent in cancer cells; such binding could, by stabilizing the G4s against “unwinding”, help inhibit cancer cell proliferation. The investigational compounds within Qualigen’s family of pan-RAS oncogene protein-protein interaction inhibitor small molecules are believed to inhibit or block the binding of mutated RAS genes’ proteins to their effector proteins, thereby leaving the proteins from the mutated RAS unable to cause further harm. In theory, such mechanism of action may be effective in the treatment of about one quarter of all cancers, including certain forms of pancreatic, colorectal, and lung cancers. Our investigational QN-247 compound inhibits nucleolin, a key multi-functional regulatory protein that is overexpressed in cancer cells; QN-247 may thereby be able to inhibit the cells’ proliferation. QN-247 has shown promise in preclinical studies for the treatment of acute myeloid leukemia (AML).

About BIOSYNEX

Founded in 2005, French laboratory BIOSYNEX is a leading healthcare diagnostics group, specializing in rapid tests, monitoring of biotherapy and molecular diagnostics.

As a key player in the medicine of the future, promoting improved access to healthcare, BIOSYNEX offers innovative healthcare solutions to a large range of users, including laboratories, hospitals, doctors and the general public, to improve overall patient care.

For the general public: the BIOSYNEX Pharma division, specialized in self-diagnostics and family health products. It markets a complete range of well established brands in the fields of prevention, diagnosis and natural care to a large network of pharmacies and parapharmacies in Europe.

For professionals: the BIOSYNEX Diagnostic division, a technology based business positioned in growing sectors, develops and offers in vitro diagnostic medical devices such as rapid diagnostic tests (RDTs), molecular biology tests and point-of-care (POC) tests for screening, and diagnosis to laboratories, hospitals, doctors and nursing homes.

Headquartered in Illkirch-Graffenstaden, Alsace, the BIOSYNEX Group employs over 500 people and has a presence in 95 countries. The Group generated sales of €196.6 million in 2022. Listed on Euronext Growth (FR0011005933 ALBIO), BIOSYNEX is eligible for the French PEA PM scheme.

Forward-Looking Statements

This news release contains forward-looking statements by Qualigen that involve risks and uncertainties and reflect the Company’s judgment as of the date of this release. These statements include those related to the Company’s prospects and strategy for development of its therapeutic drug candidates. Actual events or results may differ from the Company’s expectations. For example, there can be no assurance that the Company will be able to successfully develop any drugs (including QN-302, pan-RAS and QN-247); that preclinical development of the Company’s drugs (including QN-302, pan-RAS and QN-247, and the deprioritized infectious-disease drug candidate QN-165) will be completed on any projected timeline or will be successful; that any clinical trials will be approved to begin by or will proceed as contemplated by any projected timeline, or at all; that any future clinical trial data will be favorable or that such trials will confirm any improvements over other products or lack negative impacts; that any drugs will receive required regulatory approvals (or Fast Track designation or Orphan Drug status) or that they will be commercially successful; that patents will issue on the Company’s owned and in-licensed patent applications; that such patents, if any, and the Company’s currently owned and in-licensed patents would prevent competition; or that the Company will be able to procure or earn sufficient working capital to complete the development, testing and launch of the Company’s prospective therapeutic products (including QN-302, RAS and QN-247, and QN-165). The Company’s stock price could be harmed if any of the events or trends contemplated by the forward-looking statements fail to occur or is delayed or if any actual future event otherwise differs from expectations. Additional information concerning these and other risk factors affecting the Company’s business can be found in the Company’s prior filings with the Securities and Exchange Commission, including its most recent annual report on Form 10-K, all of which are available at www.sec.gov.

The Company disclaims any intent or obligation to update these forward-looking statements beyond the date of this news release, except as required by law. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

For more information about Qualigen Therapeutics, Inc., please visit www.qualigeninc.com.

Contact:

Investor Relations

760-530-6487

ir@qualigeninc.com

Source: Qualigen Therapeutics, Inc.